Exhibit 99.1

221 East Hickory Street

Mankato, Minnesota 56001

Contact:	Sandra Gibbs
Marketing Manager
FOR IMMEDIATE RELEASE	HickoryTech
507-386-3765

Elin Raymond
The Sage Group
612-321-9897

HickoryTech Elects 2005 Board Chair and Vice Chair

Enhances corporate governance with creation of vice chair position

MANKATO, Minn., Sept. 22, 2004—HickoryTech Corporation (Nasdaq: HTCO) today announced the unanimous election of Starr J. Kirklin as board chair and R. Wynn Kearney Jr. as vice chair. Kirklin succeeds Myrita Craig as chair, and Kearney will serve as the first elected vice chair. Both elected directors will assume their duties in January 2005.

HickoryTech elects a chair from the independent directors on its board for a one-year term. The early election of the 2005 chair allows for an orderly transition under the direction of Craig during the remainder of 2004 in order to maintain the company’s strong corporate governance practices.

“We are pleased to announce the appointment of the chair for 2005. We believe the decisions we have made today will serve the needs of shareholders, deepen the board structure, and underscore HickoryTech’s commitment to corporate accountability,” John Duffy, president and chief executive officer, said.

Kirklin, age 68, has served as a director since 1989 and is retired from U.S. Bank, Mankato. Kirklin started his career with First Bank System, Inc. in Minneapolis in 1959 and served as president of First Bank South, N.A., in Mankato, which became U.S. Bank, until his retirement in 1996. After retirement, he served on two occasions as interim vice president for University Advancement at Minnesota State University – Mankato.

Kearney, age 61, a director since 1993, has practiced with the Orthopedic & Fracture Clinic, P.A. since 1972, and is its senior surgeon. Kearney is assistant clinical professor of the University of Minnesota Medical School and is a director of Exactech, Inc. of Gainesville, Fla.

Craig, a director since 1998, will remain on the board as an independent director. In 2002, the positions of president/chief executive officer and the chair of the board were separated, with Craig being the first to hold this separated chair position. “I look forward to working closely with Starr and Wynn in the coming months to ensure a smooth transition,” Craig said. “And I share the board’s enthusiasm for the new vice chair position and its role in further strengthening our corporate governance practices.”

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About HickoryTech Corporation: HickoryTech Corporation is a diversified communications company headquartered in Mankato, Minn., with more than 400 employees and operations in Minnesota and Iowa. HickoryTech is in its 107th year of operation with a full array of telecommunications products and services for business and residential customers, including competitive local, long distance, Internet and broadband services. From this base, it has expanded into information solutions (IT support and telecom billing software) and enterprise solutions for businesses (communications installation and service; networking equipment and data management solutions). To learn more about HickoryTech Corporation, visit the company’s Web site at www.HickoryTech.com.

Certain statements included in this press release that are not historical facts are “forward-looking statements.” Such forward-looking statements are based on current expectations, estimates and projections about the industry in which HickoryTech operates and management’s beliefs and assumptions. The forward-looking statements are subject to uncertainties. These statements are not guarantees of future performance and involve certain risks, uncertainties and probabilities. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Except as required by federal securities laws, HickoryTech undertakes no obligation to update any of its forward-looking statements for any reason.

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